Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of March 5, 2008 (this “Amendment”), is entered into by and between UCBH Holdings, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Rights Agreement dated as of January 28, 2003 between the Company and the Rights Agent.
     WHEREAS, on January 28, 2003, the Board of Directors of the Company authorized and declared a dividend distribution to be made as of February 14, 2003 (the “Rights Dividend Declaration Date”) of one Right for each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding at the close of business on January 31, 2003 (the “Record Date”), and authorized the issuance of one Right (as such number may be adjusted pursuant to the provisions of Section 11(p) of the Rights Agreement) for each share of Common Stock of the Company issued between the Record Date (whether originally issued or delivered from the Company’s treasury) and the Distribution Date;
     WHEREAS, in connection therewith, the Company and the Rights Agent entered into the Rights Agreement, setting forth the terms and conditions pursuant to which each Right may be exercised for the purchase of one one-thousandth of a share of Series A Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the form of Certificate of Designation, Preferences and Rights attached as Exhibit A to the Rights Agreement, upon the terms and subject to the conditions set forth in the Rights Agreement (the “Rights”);
     WHEREAS, the Company and China Minsheng Banking Corp., Ltd., a Chinese joint stock commercial bank (“Minsheng”), entered into an Investment Agreement and an Investor’s Rights and Standstill Agreement, each dated as of October 7, 2007 (the “Investment Agreement” and the “Investor’s Rights Agreement,” respectively), pursuant to which Minsheng will acquire an aggregate of 9.9% of the outstanding shares of Common Stock of the Company, with a mutual option by Minsheng and the Company to increase Minsheng’s ownership to an aggregate of 20.0%, and will have certain anti-dilution rights;
     WHEREAS, under the Rights Agreement, any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owners of 15% or more of the outstanding shares of Common Stock shall be deemed an “Acquiring Person” as defined therein;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement prior to the Distribution Date without the approval of any holders of certificates representing shares of Common Stock;
     WHEREAS, the Company’s Board of Directors has directed that the Rights Agreement be amended so that Minsheng shall not be deemed “Acquiring Person” under the Agreement as a result of Minsheng’s purchases of Common Stock and exercises of anti-dilution and other rights pursuant to and in accordance with the Investment Agreement and the Investor’s Rights Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
     Section 1. Amendments. Section 1(a) of the Rights Agreement hereby is amended to read, in its entirety, as follows:
     (a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of fifteen (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing more than one percent (1%) of the shares of Common Stock then outstanding, at which time such Person shall be deemed to be an Acquiring Person, or (v) China Minsheng Banking Corp., Ltd., a Chinese joint stock commercial bank (“Minsheng”), or any of its Affiliates and Associates, unless and until (A) Minsheng becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding and (B) the Buyer Percentage (as defined in the Investment Agreement and the Investor’s Rights and Standstill Agreement, each dated October 7, 2007, between the Company and Minsheng) becomes greater than the then current Permitted Buyer Percentage (as defined in the Investor’s Rights and Standstill Agreement dated October 7, 2007 between the Company and Minsheng (the “Investor’s Rights Agreement”)), at which time Minsheng shall be deemed to be an Acquiring Person; provided, however, that Minsheng shall not be deemed to be an Acquiring Person as a result of (X) Minsheng becoming the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding or (Y) the Buyer Percentage having become greater than the then current Permitted Buyer Percentage, in either case, solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase or redemption of shares of Common Stock by the Company unless and until Minsheng, or any of its Affiliates or Associates, after becoming aware that Minsheng has become the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding and that the Buyer Percentage has become greater than the then current Permitted Buyer Percentage, acquires beneficial ownership of any additional shares of Common Stock, at which time Minsheng shall be deemed to be an Acquiring Person.
     Section 2. Ratification. The parties hereby ratify and confirm the terms of the Rights Agreement, as amended by this Amendment. As amended hereby, the Rights Agreement shall remain in full force and effect in accordance with the terms thereof.

     Section 3. Entire Agreement. This Amendment, together with the Rights Agreement, as amended hereby, and all exhibits and other attachments thereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of any document or instrument referred to herein that conflicts with any provision of this Amendment shall be superseded by the provisions hereof.
     Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 5. Compliance. The Rights Agent shall not be subject to, nor be required to interpret or comply with, nor determine if any Person has complied with, either the Investment Agreement or the Investor’s Rights Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement.
     Section 6. Direction to Rights Agent. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.
     Section 7. Governing Law; Jurisdiction; Waiver of Jury Trial. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights, obligations and duties of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York Court in New York County, and that in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such Court. Each of the parties hereto also irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.
     Section 8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 9. Descriptive Headings. Descriptive headings of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.

UCBH HOLDINGS, INC.

By:

Name:

Title:

MELLON INVESTOR SERVICES LLC

By:

Name:

Title: